Exhibit 99.1

1275 West Washington Street - Suite 101 Tempe, AZ 85281 (602) 286-5520 www.capstonethx.com Nasdaq: CAPS

FOR FURTHER INFORMATION:
Karen Struck, Investor Relations	Lauren Glaser – The Trout Group
(602) 286-5250	(415) 392-3310
kstruck@capstonethx.com	lglaser@troutgroup.com

CAPSTONE THERAPEUTICS ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

TEMPE, AZ – November 6, 2008 – Capstone Therapeutics (NASDAQ: CAPS), trade name of OrthoLogic Corp. (the “Company”), today announced financial results for the third quarter 2008.

The Company reported a net loss of $3.1 million, or $0.08 per share, for the third quarter 2008, compared to a net loss of $2.4 million or $0.06 per share for the third quarter 2007.  For the nine months ended September 30, 2008 the net loss was $8.6 million, or $0.21 per share, versus a net loss of $7.7 million, or $0.18 per share, for the nine months ended September 30, 2007.

The increase in the net loss for the nine months ended September 30, 2008 compared to the same period in 2007 resulted primarily from costs related to the Company’s AZX100 Phase 1 clinical trials in dermal scarring in 2008, reduced interest income due to declining interest rates between the two periods and a reduction in the amount available for investment, partially offset by lower general and administrative expenses due to general cost containment efforts and reduced AZX100 pre-clinical costs related to the filing of an IND for a dermal scarring indication, which was completed as of December 31, 2007.

The Company ended the third quarter of 2008 with $51.0 million in cash and investments.

Conference Call Information

Management will host a conference call and webcast the same day at 4:30pm EST / 3:30pm CST / 2:30pm MST / 1:30pm PST.  The call may be accessed at 888-724-9507 (domestic), 913-312-9306 (international), or by logging onto the Investors section of the Company’s website, http://investor.capstonethx.com.  A replay will be available beginning November 6, 2008 at 7:30pm EST until midnight November 15, 2008 and may be accessed at 888-203-1112 (domestic) or 719-457-0820 (international) with replay passcode 5436826.

Capstone Therapeutics Announces Third Quarter 2008 Financial Results

About Capstone Therapeutics

Capstone Therapeutics (trade name of OrthoLogic Corp.) is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of two product platforms: AZX100 and Chrysalin® (rusalatide acetate or TP508).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis.  Based on its demonstrated effects in pre-clinical models, AZX100 is currently being evaluated for commercially significant medical applications such as the treatment of pulmonary disease, the prevention of hypertrophic and keloid scarring and intimal hyperplasia.  Capstone has an exclusive worldwide license to AZX100.

Chrysalin, the Company’s novel synthetic 23-amino acid peptide, has been proven in multiple pre-clinical and clinical models to stimulate cellular events leading to angiogenesis, revascularization, and repair of dermal and musculoskeletal tissues.  It is currently being evaluated in disorders that involve vascular endothelial dysfunction, such as acute myocardial infarction and chronic myocardial ischemia.  The Company owns exclusive worldwide rights to Chrysalin.

Capstone’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website: www.capstonethx.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our product; affects on our stock price and liquidity if we are unable to meet the requirements for continued listing on the NASDAQ Global Market; our possible need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2007, and other documents we file with the Securities and Exchange Commission.

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Editors’ Note: This press release is also available under the Investors section of the Company’s website at www.capstonethx.com.

Capstone Therapeutics Announces Third Quarter 2008 Financial Results

ORTHOLOGIC CORP.
(dba Capstone Therapeutics)
(A Development Stage Company)
CONDENSED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,162	$20,943
Short-term investments	39,322	18,236
Prepaids and other current assets	1,142	906

Total current assets	47,626	40,085

Furniture and equipment, net	366	318
Long-term investments	4,508	21,459

Total assets	$52,500	$61,862

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$905	$702
Accrued compensation	839	824
Other accrued liabilities	629	875
Total current liabilities	2,373	2,401

Stockholders' Equity
Common Stock $.0005 par value; 100,000,000 shares authorized; 40,731,642 in 2008 and 41,758,065 in 2007 shares issued and outstanding	20	21
Additional paid-in capital	188,244	189,013
Accumulated deficit	(138,137)	(129,573)
Total stockholders' equity	50,127	59,461

Total liabilities and stockholders' equity	$52,500	$61,862

Capstone Therapeutics Announces Third Quarter 2008 Financial Results

ORTHOLOGIC CORP.
(dba Capstone Therapeutics)
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,		As a Development Stage Company
	2008	2007	2008	2007	August 5, 2004 - September 30, 2008

OPERATING EXPENSES
General and administrative	$815	$889	$2,378	$2,797	$19,462
Research and development	2,817	2,369	7,845	7,439	70,671
Purchased in-process research and development	-	-	-	-	34,311
Other	-	-	-	-	(375)
Total operating expenses	3,632	3,258	10,223	10,236	124,069

Interest and other income, net	(488)	(833)	(1,659)	(2,558)	(12,211)
Loss from continuing operations	3,144	2,425	8,564	7,678	111,858
Income tax expense	-	-	-	-	356

Loss from continuing operations	3,144	2,425	8,564	7,678	112,214
Discontinued operations - net gain on sale of the bone device business, net of taxes ($267)	-	-	-	-	(2,202)
NET LOSS	$3,144	$2,425	$8,564	$7,678	$110,012
Per Share Information:
Net loss, basic and diluted	$0.08	$0.06	$0.21	$0.18
Basic and diluted shares outstanding	40,775	41,671	41,200	41,634